Exhibit 99.1

Apache Corporation [logo]	News Release 2000 Post Oak Boulevard Suite 100 Houston, Texas 77056-4400 (713) 296-6000 www.apachecorp.com
Apache Sells $1.5 Billion in Notes
HOUSTON, Jan 23, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — Apache Corporation (NYSE, Nasdaq: APA) said that earlier today it priced $1.5 billion of 10- and 30-year notes. Proceeds will be used to reduce existing commercial paper balances and increase committed borrowing capacity in anticipation of funding Apache’s recently announced Anadarko Permian Basin acquisition.
Apache sold $500 million of 5.625 percent coupon notes priced to yield 5.638 percent maturing on Jan. 15, 2017. Apache also sold $1 billion of 6 percent coupon notes priced to yield 6.051 percent maturing on Jan. 15, 2037.
Interest on each series of notes is payable July 15, 2007, and semiannually thereafter. The offering is expected to close Jan. 26, 2007.
Banc of America Securities LLC and J.P. Morgan Securities Inc. are the joint book-running managers for the offering.
Apache Corporation discovers and produces oil and gas in the United States, Canada, the United Kingdom sector of the North Sea, Egypt, Australia and Argentina.
This press release is provided for information purposes only, and does not represent a solicitation or offer to buy or sell any security.
A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
The offering is made by means of a prospectus and related prospectus supplement only. A copy of the prospectus and related prospectus supplement for the offering may be obtained by contacting Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, Third Floor, New York, New York, 10001, or by telephoning (800) 294-1322, or J.P. Morgan Securities Inc., High Grade Syndicate Desk, 270 Park Avenue, Eighth Floor, New York, New York, 10017, or by telephoning (collect) at 212-834-4533.
APA-F
SOURCE Apache Corporation
media, Bill Mintz, +1-713-296-7276, or Tony Lentini, +1-713-296-6227, or investors,
Robert Dye, +1-713-296-6662, all of Apache Corporation
http://www.apachecorp.com